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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE



    SYSTEMSOFT ANNOUNCES FORMATION OF NEW ENTITY TO FOCUS ON USB TECHNOLOGIES


     NATICK, Mass. - February 5, 1998 - SystemSoft Corp. (NASDAQ: SYSF) today announced that its Universal Serial Bus (USB) software line has been spun-off into a new, independent corporation whose charter is the continued development and commercialization of the technology. SystemSoft will own 15-percent of the new corporation.

     "The goal of this new corporation is to improve customer focus. It also empowers the USB team, which includes several of the industry's best technical minds in this area, to leverage SystemSoft's technology investment of the past two years," said Bob Angelo, SystemSoft Chairman and CEO. "In addition to continuing development of the technology, the new corporation will focus on marketing USB technology to a broad market, particularly peripherals manufacturers."

     "We believe that the USB peripherals market, especially with the arrival of Windows 98 later this year, offers opportunities for growth," said Deborah Besemer, SystemSoft President and Chief Operating Officer. "As an owner in the new corporation, SystemSoft remains positioned to participate in this growth while increasing the focus on our primary market segment - the PC OEMs."

     Under terms of the arrangement, David Lawrence, SystemSoft Vice President of Architecture and Emerging Technologies Group and the Chair of the USB Device Working Group, will head the new corporation in Oxnard, Calif. Approximately seven existing SystemSoft employees are expected to accept positions with the new corporation. The financial details of the deal were not disclosed.

     "Our first goal as a new corporation is to ensure a smooth transition with SystemSoft's existing customers," said Lawrence. "We are committed to making this transition seamless and will be building custom account plans with each customer to ensure `business as usual' throughout the process."

     SystemSoft will retain exclusive marketing and sales rights for USB technology in Taiwan and Japan, leveraging its local presence in these regions that are strategically important to USB. In the US, SystemSoft will


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also continue to offer USB technologies to its PC OEM customer base and will work with the new corporation to transition most other sales and marketing responsibilities during the next 90 days.

     ABOUT SYSTEMSOFT

     SystemSoft is a leading worldwide provider of system-level, connectivity and problem-resolution software. Founded in 1990, the company reported annual revenue of $39.7 million in its 1997 fiscal year. SystemSoft licenses its products primarily to Original Equipment Manufacturers (OEMs), including PC manufacturers and independent software and hardware vendors. Its customers include Acer, Apple Computer, AST Computer, Compaq, Dell, Digital Equipment Corporation, Gateway 2000, Hewlett-Packard, Hitachi, IBM, Intel, Microsoft, Motorola, NEC, Packard Bell, Sykes Enterprises, Inc., and Toshiba. For more information, visit SystemSoft at www.systemsoft.com.

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Any statements that are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights and litigation and the outcome of governmental proceedings, competitive products, risks in product and technology development, the results of financing efforts, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.